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                      November 13, 2023

       Yongtao Luo
       Chief Financial Officer
       OneConnect Financial Technology Co., Ltd.
       10-14F, Block A, Platinum Towers, No.1 Tairan 7th Road
       Futian District, Shenzhen, Guangdong, 518000
       The People   s Republic of China

                                                        Re: OneConnect
Financial Technology Co., Ltd.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-39147

       Dear Yongtao Luo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Shuang Zhao